Exhibit 2
Parties to that certain Employee Stockholders Agreement, dated as of August 4, 2000, by and among Avanade Inc., a Delaware corporation, the holders of shares of Avanade Inc. Convertible Series A Preferred Stock and certain other individuals party thereto, together with certain other individuals who have agreed to be bound by such Employee Stockholders Agreement:
ACCENTURE LTD
ACCENTURE LLP
ACCENTURE INTERNATIONAL SARL
MICROSOFT CORPORATION
MICROSOFT AVN HOLDINGS, INC.
THOMAS BOECKLING
NEIL DICKER
SUZANNE DURARD
ARNAUD EDARD
DONALD EVANS
HOWARD KILMAN
DENNIS K. KNAPP
ASHISH KUMAR
SUSAN PAUL
HARRY PITORAK
ANDREA RAMACCIOTTI
ADAM WARBY
ANDREW WHITE